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                                                                   EXHIBIT 3.2.1

                              CONTINUATION SHEET 6A

                                     BY-LAWS

The directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the stockholders.

                              STOCKHOLDERS MEETINGS

Meetings of the stockholders may be held anywhere in the United States.

                      RELIANCE UPON BOOKS OF ACCOUNT, ETC.

Each director and officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account of the corporation, reports made to the corporation by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the directors, or upon other records of the corporation.

                              CERTAIN TRANSACTIONS

The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or stockholder of this corporation individually, or any individual having any interest in any concern which is a stockholder of this corporation, or any concern in which any such directors, officers, stockholders or individuals have any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

      (1) such contract, transactions or act shall not be in any way invalidated or otherwise affected by that fact;

      (2) no such director, officer, stockholder or individual shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act; and

      (3) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same;



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                              CONTINUATION SHEET 6B

provided, however, that any contract, transaction or act in which any director or officer of this corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this corporation, shall be duly authorized or ratified by a majority of the directors who are not so interested and to whom the nature of such interest has been disclosed;

      the term "interest" including personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern;

      the term "concern" meaning any corporation, association, trust, partnership, firm, person or other entity other than this corporation; and

      the phrase "subsidiary or affiliate" meaning a concern in which a majority of the directors, trustees, partners or controlling persons are elected or appointed by the directors of this corporation, or are constituted of the directors or officers of this corporation.

To the extent permitted by law, the authorizing or ratifying vote of a majority in interest of each class of the capital stock of this corporation outstanding and entitled to vote for directors at any annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this corporation, or of the board of directors or any committee thereof, with regard to all stockholders of this corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under this corporation;

      provided, however, that with respect to the authorization or ratification of contracts, transactions or acts in which any of the directors, officers or stockholders of this corporation have an interest, the nature of such contracts, transactions or acts and the interest of any director, officer or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

      provided, also, that stockholders so interested may vote at any such meeting; and


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                              CONTINUATION SHEET 6C

      provided, further, that any failure of the stockholders to authorize or ratify such contract, transaction or act not be deemed in any way to invalidate the same or to deprive this corporation, its directors, officers or employees of its or their right to proceed with such contract, transaction or act.

      No contract, transaction or act shall be avoided by reason of any provision of this paragraph which would be valid but for those provisions.

                                   PARTNERSHIP

      The corporation may be a partner in any business enterprise which the corporation would have power to conduct by itself.



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                                   ARTICLE VII

effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing. N/A.

                                  ARTICLE VIII

The Information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

      7 North Hunt Road, Amesbury, MA 01913

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

               NAME      RESIDENTIAL ADDRESS          POST OFFICE ADDRESS

President:

Treasurer:

Clerk:                     See attached

Directors:

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December 31

d. The name and business address of the resident agent, if any, of the corporation is: N/A

e. The date fixed by the by-laws for the annual meeting of stockholders is: the 2nd Thursday in March unless otherwise determined by the Board of Directors.

**We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

Article II: Purposes
Article III: Authorized Stock
Article IV: Designation for each Class of Stock
Article VI: Other Provisions

SIGNED UNDER THE PENALTIES OF PERJURY, this 30th day of September, 1998.


/s/ L. William Law, Jr.                     *President
----------------------------------------- ,
L. William Law, Jr.


/s/ W. Brett Davis                          *Assistant Clerk.
----------------------------------------- ,
W. Brett Davis

*Delete the inapplicable words. **If there are no amendments, state 'None'.